Exhibit 10.2

DATED THIS 9th DAY OF JULY 2007

BETWEEN

NG KIM BAN

(the Vendor)

AND

WIN-FUNG FIBREGLASS SDN BHD

(Company No:117136-D)
(the Purchaser)

SALE AND PURCHASE AGREEMENT

Solicitors for the Vendor	Solicitors for the Purchaser

Messrs Nekoo Parames & Tung	Messrs Edward Soo, Lew & Co
Advocates & Solicitors	Advocates & Solicitors
No. 1-3AB, Block C, Jalan PJU 1/3B,	Suite B-11-2, Wisma Pantai, Plaza Pantai
SunwayMas Commercial Centre,	No. 5, Jalan 4/83A, Off Jalan Pantai Baru,
47301 Petaling Jaya	59200 Kuala Lumpur
Tel: 603- 78054456, 78054716 ; FaxNo. : 78054465	Tel: 603-22821733 Fax: 603-22831733
Email: npt@nekooparames.com	E-mail: lmhen@edsoo.com.my
(Ref: NPT/ 4504/07/SPA)	(File ref: pls advise)

THIS AGREEMENT is made this 9thday of       July, 2007           BETWEEN NG KIM BAN (NRIC NO.***) of No.2, Jalan SP 2/11, Taman subang Perdana, Seksyen 2, 40150 Shah Alam (hereinafter referred to as “the Vendor”) and WIN-FUNG FIBREGLASS SDN BHD (Company No:117136-D), a company incorporated in Malaysia and under the Companies Act, 1965 and having its business office at No. 224B, Jalan 4D, Kampung baru Subang, 40000 Shah Alam, Selangor (hereinafter called “the Purchaser”) of the other part.

WHEREAS:-

(1)	The Vendor is the registered owner of the whole of piece of land held under HSM 1004, PT. 3893, Tempat Kg Baharu Subang, Mukim of Sungai Buluh and District of Petaling measuring approximately 7967.2359 square metres (hereinafter referred to as “the Said Land”).

(2)	The Said Land is currently charged to Public Bank Berhad (Company No. 6463-H) of No. 255, Jalan Kolej, 43300 Seri Kembangan, Selangor (hereinafter referred to as “the Vendor’s Financier”) as security for a loan granted to the Vendor.

(3)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the S’ aid Land subject to the conditions of title express or implied affecting the same but otherwise free from all encumbrances at a total purchase price of Ringgit Malaysia One Million Two Hundred and Fifty Thousand (RM1,250,000.00) only upon the terms and conditions hereinafter appearing.

(4)	The Purchaser intends to apply to a financial institution (hereinafter referred to as “the Purchaser’s Financier”) for a loan to finance his purchase of the Said Land.

(5)	The Issue Document of Title for the Said Land has cited the Said Land as a leasehold land for 99 years expiring on 15 August, 2068 and not subject to any restriction in interest.

(6)	The Vendor is represented by Messrs Nekoo, Parames & Tung, Advocates & Solicitors of No. 1-3AB, Block C, Jalan PJU 1/3B, SunwayMas Commercial Centre, 47301 Petaling Jaya, Selangor (hereinafter referred to as the “the Vendor’s Solicitors”); and

(7)	The Purchaser is represented by Messrs Edward Soo, Lew & Co, Advocates & Solicitors of Suite B-11-2, Wisma Pantai, Plaza Pantai, No. 5, Jalan 4/83A, Off Jalan Pantai Baru, 59200 Kuala Lumpur (hereinafter referred to as “the Purchaser’s Solicitors”).

NOW IT IS HEREBY AGREED as follows:-

1.	AGREEMENT FOR SALE

The Vendor shall sell and the Purchaser shall purchase the Said Land subject to all conditions of title express or implied affecting the same but otherwise free from all encumbrances and with vacant possession, at a total purchase price of Ringgit Malaysia One Million Two Hundred and Fifty Thousand (RM1,250,000.00) only (hereinafter referred to as “the Purchase Price”) subject to the terms and conditions herein contained.

2	PAYMENT OF PURCHASE PRICE

The Purchase Price shall be paid to the Vendor in the following manner and time:-

2.1	Prior to the execution of this Agreement the sum of Ringgit Malaysia Twenty Five Thousand (RM25,000.00) Only hereinafter referred to as “the Earnest Money”) has been paid by the Purchaser to the Vendor, as deposit and Earnest Money for the purchase of the Said Land;

2.2	Upon the execution of this Agreement the Purchaser shall pay to the Vendor the sum of Ringgit Malaysia One Hundred Thousand (RM100,000-00) Only (the receipt of which the Vendor hereby acknowledges and this sum together with the Earnest Money shall hereinafter be collectively referred to as “the Deposit”) as further deposit and in the event of the completion of the sale and purchase herein the Deposit shall form as part payment of the Purchase Price;

2.3	The balance of the Purchase Price of Ringgit Malaysia One Million One Hundred and Twenty Five Thousand (RMt,125,000-00) Only (hereinafter referred to as ‘the Balance Purchase Price’) shall be paid to the Vendor’s Solicitors as stakeholders on or before the Completion Date or the Extended Completion Date, as the case may be pursuant to Clause 7.

APPLICATION OF BALANCE PURCHASE PRICE

The parties hereby agree and the Vendor’s Solicitors are hereby authorised by the parties to utilise and deal with the Balance Purchase Price upon the receipt thereof in .the following manner and priority:-

(i)	the pay a sum sufficient to the Vendor’s Financier to secure a valid and registrable discharge of charge of the Said Land;

(ii)	to settle for and on behalf of the Vendor all sums payable towards the removal of the encumbrances on the Said Land, if any;

(iii)	payment of all fees, charges, expenses and other payments, assessment rate, quit rent for current year charges and penalties thereof, if any, payable by the Vendor in respect of the Said Land.

The Vendor’s Solicitors shall release the remaining Balance Purchase Price when paid by the Purchaser or released by the Purchaser’s Financier as the case may be, to the Vendor within seven (7) working days of the presentation of the Memorandum of Transfer in favour of the Purchaser and a charge in favour of the Purchaser’s Financier for the registration at the appropriate Registry of Titles and PROVIDED THAT a search at the appropriate Registry of Titles shall reveal that there is no encumbrance(s) against the Said Land at the time of presentation (other than the caveat lodged by the Purchaser and/or the Purchaser’s Financier pursuant to the provisions herein and the Charge in favour of the Vendor’s Financier) and that the Vendor shall have delivered vacant possession of the said Land as in Clause 9 herein provided.

4	PURCHASER’S OR VENDORS’ DEFAULT

4.1	In the event of the Purchaser failing to make payment of the Balance Purchase Price on or before the Extended Completion Date, the Vendor shall be entitled to forfeit the Deposit amounting to Ringgit Malaysia One Hundred and Twenty Five Thousand (RM125,000.00) only as agreed liquidated damages and the Vendor shall forthwith refund to the Purchaser free of interest any other sum paid by the Purchaser to the Vendor under this Agreement and if vacant possession of the Said Land has been delivered to the Purchaser, the Purchaser shall redeliver vacant possession of the same to the Vendor. Thereafter this Agreement shall be terminated and be of no further effect and neither party hereto shall have claims against the other and the Vendor shall be at liberty to resell the Said Land in such manner as the Vendor shall think fit without the necessity of previously tendering or offering to make any sale to the Purchaser.

4.2	The Vendor hereby agree and covenant that in the event the Vendor shall fail to complete the sale of the Said Land under this Agreement even though the Purchaser has complied with and observed the covenants provisions terms and conditions on his part herein contained, the Purchaser shall have the option either to:

(i)	apply to a court of law for specific performance against the Vendor and all the costs and expenses that may be incurred by the Purchaser based on solicitors and client basis shall be borne by Vendor absolutely; or

(ii)	terminate this Agreement in which event the Vendor shall refund to the Purchaser all monies paid by the Purchaser towards the Purchase Price and in addition thereto pay to the Purchaser a sum equivalent to the Deposit of the Purchase Price as agreed liquidated damages.

If the Purchaser shall enforce Clause 4.2(ii) above, the sale and purchase of the Said Land hereunder shall be deemed to be mutually rescinded and thereafter this Agreement shall be rendered null and void and of no further effect and neither party shall have any claim against the other hereunder save in respect of any antecedent breach of this Agreement.

4.3	Upon termination of this Agreement pursuant to clause 4.1 or clause 4.2(ii), as the case may be, the following actions shall be taken by the Purchaser in exchange for the Vendor paying the said monies stated in the said clauses to the Purchaser:

(i)	the Purchaser shall return or cause to be returned of the said Documents and the Memorandum of Transfer to the Vendor with the Vendor’s interest in the said Land intact, if the Purchaser or the Purchaser’s Financier or their solicitors are in receipt of the same;

(ii)	the Purchaser shall remove or cause to be removed all encumbrances against the said Land attributable to the Purchaser or the Purchaser’s Financier, if any; and

(iii)	the Purchaser shall deliver vacant possession of the said Land to the Vendor in the same, state, nature and condition as at the date the Vendor delivered vacant possession of the said Land to the Purchaser (if the same has already been delivered to the Purchaser).

5	EXECUTION OF TRANSFER ft DEPOSIT OF TITLE DEED

5.1	Simultaneously with the execution of this Agreement, the Vendor shall execute or cause to be executed the memorandum of transfer in favour of the Purchaser in respect of the Said Land and the Stamping Proforma which shall be deposited with the Purchaser’s Solicitors together with the certified true copy each of the individual document of title, quit rent receipt for the current year, assessment receipts for current period and the Vendor’s, identity card. The Purchaser’s Solicitors is hereby authorised to submit the memorandum of transfer to the Collector of Stamp Duty for the sole purpose of adjudication of the stamp duty payable thereon subject to the Purchaser’s Solicitors’ undertaking to hold the aforesaid memorandum of transfer as stakeholders pending the completion of the sale and purchase of the Said Land.

5.2	The Purchaser’s Solicitors are hereby authorised to present the Memorandum of Transfer for registration at the relevant Land Office/Registry of Titles subject to the full Purchase Price having been paid by the Purchaser or to deliver the Memorandum of Transfer to the Purchaser’s Financier’s solicitors in accordance with clause 8.1.

5.3	Simultaneously with the signing of the Agreement and upon payment of the Deposit by the Purchaser to the Vendor, the Purchaser shall deliver to the Vendor’s Solicitors:-

(i)	the Purchaser’s resolution authorising the purchase of the Said Land by way of transfer under the terms and conditions contained herein;

(ii)	a certified true copy the Certificate of Incorporation (Form 9) and Memorandum and Articles of Association of the Purchaser;

(iii)	a certified true copy of Form 49; and

(iv)	a certified true copy of the latest Form 24

6.	REDEMPTION AND DISCHARGE OF CHARGE

6.1	The Vendor shall procure:-

(i)	a written confirmation of the redemption sum due and payable in respect of the Said Land from the Vendor’s Financier (hereinafter called “the Redemption Sum”) together with an undertaking in favour of the Purchaser or the Purchaser’s Financier to refund the Redemption Sum so released in the event that the Discharge of Charge cannot be registered for any reason whatsoever within fourteen (14) working days upon receipt by the Vendor’s Solicitors of the written request from the Purchaser’s Solicitors or the Purchaser’s Financier’s Solicitors, as the case may be;

(ii)	The Vendor’s Financier to deliver the duly executed and registrable Discharge of ,Charge and the original document of title and any other indicia of title to the Purchaser’s Solicitors within fourteen (14) working days of receipt by the Vendor’s Financier of the Redemption Sum;

PROVIDED ALWAYS in the event of any delay on the parties mentioned hereof in delivering the documents enumerated in Clause 6.1 (i) &: (ii) hereof, the period of delay shall be time extended in favour of the Purchaser for the number of days delay exceeding the said period of fourteen (14) working days free of interest to pay the Balance Purchase Price.

6.2	In the event that the Redemption Sum shall exceed the Balance Purchase Price the Vendor shall within fourteen (14) days of being notified by the Vendor’s Solicitors deposit with the Vendor’s Solicitors the difference between the Redemption Sum and the Balance Purchase Price (hereinafter called “the Top Up Sum”) to enable the Said Land to be redeemed PROVIDED ALWAYS in the event of any delay on the part of the Vendor in depositing the Top Up Sum to the Vendor’s Solicitors, the period of delay shall be time extended in favour of the Purchaser for the number of days delay exceeding the said period of fourteen (14) days free of interest to pay the Balance Purchase Price.

7	COMPLETION

Completion of the sale and purchase hereunder of the Said Land shall take place on a date occurring on or before a period of three (3) months from the date of this Agreement (hereinafter referred to as the “the Completion Date”) whereupon the Purchaser shall pay to the Vendor’s Solicitors the Balance Purchase Price as Stakeholders for the Vendor. If the Purchaser shall fail to pay the Balance Purchase Price to the Vendor’s Solicitors within the Completion Date, the Vendor hereby agrees to grant to the Purchasers an extension of a further period of one (1) month from the expiry of the Completion Date (hereinafter referred to as “the Extended Completion Date”) subject to the Purchaser paying to the Vendor interest on the Balance Purchase Price pursuant to Clause 2.3 remaining outstanding at the rate of Eight percent (8%).

8.	PURCHASER’S LOAN

8.1	Notwithstanding anything to the contrary herein contained, in the event of the Purchasers obtaining a loan (hereinafter called “the said Loan”) from the Purchasers’ Financier, the parties hereto agree as follows in order to facilitate the disbursement of the Loan:

(i)	the Purchaser’s Solicitors shall deliver the duly stamped Memorandum of Transfer to the Purchaser’s Financier or its solicitors;

(ii)	theVendor shall deliver the original issue document of title, the duplicate charge, the duly stamped discharge of charge and any other documents (if any) required to transfer the said Land to the Purchaser (collectively known as “said Documents”) to the Purchaser’s Financier’s solicitors;

(iii)	the Purchaser’s Financier or its solicitors shall be entitled to present the Memorandum of Transfer and the charge in favour of the Purchaser’s Financier for registration at the relevant Land Office/Registry of Titles notwithstanding the Balance Purchase Price has not been paid in full to theVendor’s Solicitors; and

(iv)	the Vendor shall, upon request, issue a letter of undertaking addressed to the Purchaser’s Financier, to refund the Loan released to the Vendor in the event the Memorandum of Transfer cannot be registered for any reason whatsoever at the relevant Land Office/Registry of Titles (“Undertaking to Refund”);

SUBJECT TO:

(a)	the Purchaser having paid to the Vendor’s Solicitors the difference between the Balance Purchase Price and the said Loan (if any); and

(b)	the delivery of the Purchaser’s Financier’s written undertaking to release the Loan to the Vendor or to the Vendor’s Solicitors.

8.2	The Vendor shall within Fourteen (14) working days from the date of receipt of a request by the Purchasers’ Financier’s Solicitors, execute and deliver to the requesting solicitor the Undertaking to Refund or any other relevant undertakings or documents required by the Purchaser’s Financier to disburse the Purchaser’s loan or any other documents required to register the memorandum of transfer for the said Land at the relevant Land Registry of Titles PROVIDED ALWAYS in the event of any delay on the part of the Vendor in delivering the written undertaking to the requesting solicitor, the period of delay shall be time extended in favour of the Purchasers for the number of days of delay exceeding the said period of Fourteen (14) working days to pay the balance Purchase Price free of interest.

9	VACANT POSSESSION

It is hereby expressly agreed by the parties hereto that vacant possession of the said Land shall be deemed to have been delivered by the Vendor to the Purchaser immediately upon the receipt of the Balance Purchase Price together with any late payment interest (if any) by the Vendor’s Solicitors.

10	APPORTIONMENT OF QUIT RENT, ETC.

All quit rents rates assessment and other lawful outgoings applicable to the Said Land shall be apportioned between the Vendor and the Purchaser as at the date vacant possession of the Said Land is delivered to the Purchaser and the amount due by virtue of such apportionment shall be paid on such date to the party entitled to the same PROVIDED ALWAYS THAT the Vendor shall indemnify and keep the Purchaser indemnified in respect of any loss or penalty imposed in respect of any late payment by the Vendor of such aforesaid payments.

11	LODGMENT OF CAVEAT

The Purchaser shall at the Purchaser’s own costs and expense be entitled upon signing of this Agreement to enter a private caveat against the Said Land PROVIDED ALWAYS that the Purchaser shall upon execution of the entry of private caveat execute a withdrawal of private caveat and deposit the same together with the requisite registration fees with the Purchaser’s Solicitors who are irrevocably authorised by the Purchaser to forthwith remove or cause to be removed the aforesaid private caveat in accordance with the terms of this Agreement or in the event of a lawful termination under the terms of this Agreement. The Vendor shall not do anything or take any action to remove the said private caveat if he has not refunded to the Purchaser any monies which is to be refunded to the Purchaser on the termination of this Agreement.

12	NON-REGISTRATION OF TRANSFER

If the Transfer cannot be registered in the favour of the Purchaser and/or his nominee or nominees for any reason not caused or occasioned by either party hereto and all necessary remedial action has been exhausted then the Vendor shall on notification forthwith refund free of interest to the Purchaser all moneys paid by the Purchaser towards the Purchase Price and subject always to the Purchaser returning the original document of Title free from all encumbrances together with all other relevant documents with the Vendors’ rights and interests as registered proprietor intact. Upon refund of all moneys to the Purchaser and redelivery of the original document of title and vacant possession of the Said Land to the Vendor (if the Said Land has been delivered to the Purchaser) neither party shall have any further claim against the other and whereupon this Agreement shall terminate and be of no further force and effect and the Purchaser relinquish his right title interest or anything whatsoever in and to the Said Land.

13	VENDORS’ COVENANTS, WARRANTIES AND REPRESENTATIONS

13.1	The Vendor hereby undertakes warrants and represents to the Purchaser as follows:

(i)	that the Vendor is the registered owner of the Said Land and have full power and authority to sell the Said Land;

(ii)	that the Vendor hereby warrants and represents that the statements contained in the recitals of this Agreement are true and accurate;

(iii)	that the Vendor has not prior to the date hereof agreed to sell the Said Land to any person and in the event of such agreement that the Vendor has lawfully terminated and/or revoked the same;

(iv)	that as far as the Vendor is aware of, there are no pending legal proceedings and/or claims against the Vendor which may affect in any way the Vendor’s title to or the Vendor’s rights to dispose the Said Land;

(v)	that the Said Land is free from all encumbrances save and except such encumbrances which are as described in the recital herein and that the Vendor shall not charge transfer encumber or howsoever deal with the Property in any way after the date of this Agreement;

(vi)	that no bankruptcy proceedings have been commenced against the Vendor as at the date of this Agreement.

13.2	the Vendor shall at all times indemnify and keep the Purchaser indemnified against all actions, proceedings, claims and demands and damages, penalties, costs, charges and expenses which may be brought or made against or incurred by the Purchaser by reason of or arising out of a breach or non-compliance of all or any of the covenants, undertakings, representations and warranties herein by the Vendor.

13.3	Each of the representations and warranties contained in the foregoing paragraphs shall survive the execution and delivery of this Agreement until the completion of this sale and purchase agreement. If prior to the completion of the sale and purchase of the said Land, it shall be found that any of the warranties or undertakings on the part of the Vendor has not in all material aspects been carried out or complied with or are otherwise untrue or incorrect in any material aspect, the Purchaser shall be entitled by notice in writing to the Vendor to rescind this Agreement and sue for damages.

14	CONDITION OF THE SAID LAND

14.1	The Purchaser hereby confirms and declares that the Purchaser has inspected the said Land and is satisfied with the condition state nature and character of the same and the Vendor hereby covenants with the Purchaser that the Said Land shall substantially be in and of the same condition state nature and character at the date of delivery of vacant possession to the Purchaser.

15	GOVERNMENT ACQUISITION

15.1	The Vendor hereby warrant and undertake to the Purchaser that as at the date of execution of this Agreement, the Vendor has no knowledge nor has any reason to believe that the Said Land or any part thereof has been acquired or is subject to acquisition by any governmental statutory urban or municipal authority or that any advertisement in the Government Gazette of such intention has been published pursuant to either Section 4 or Section 8 of the Land Acquisition Act, 1960.

15.2	In the event the Vendor shall be served with any notice of acquisition by any governmental statutory urban or municipal authority at any time:

(i)	after the execution of this Agreement and prior to the presentation of the Transfer to the Land Office/Registry for registration the Vendor shall forthwith notify the Purchaser of any such notice of acquisition or intended acquisition and it is hereby agreed that the Purchaser shall be entitled at their discretion by notice in writing either to the Vendor to continue with the sale and purchase herein or to terminate the sale and purchase whereupon the consequences as stipulated in Clause 11 aforesaid shall ensue;

(ii)	after the presentation of the Transfer of the said Land at the Land Office/Registry such acquisition or intended acquisition shall not nullify or invalidate the sale and purchase herein nor shall it be a ground for any adjustment of the Purchase Price and the Vendor shall forthwith notify the Purchaser upon receipt of such notice and subject to the Purchaser having paid the Purchase Price in full shall also notify the acquiring authority concerned of the Purchaser’s interest in the Property and subject to the Purchaser’s due compliance with the terms of this Agreement the Purchaser shall be entitled to receive all compensation monies and to appear and to attend at such enquiry or hearings either in the name of the Vendor or in the name of the Purchaser and all compensation monies received by the Vendor shall be held in trust for the Purchaser and shall be paid to the Purchaser immediately upon receipt of the same by the Vendor.

16	NOTICE

Any notice request or demand required to be served by either party hereto on the other under the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently served or given by any party hereto if delivered by hand or sent by facsimile or prepaid registered post to their respective addresses, facsimile numbers or to such address or facsimile number as one party may notify to the other in writing or to their respective solicitors or agents duly authorised and shall in the case of a notice or request sent by facsimile or prepaid registered post be deemed to have been served when it ought in the ordinary course of transmission or post to have been received.

17	SEVERABILITY

Any term, condition, stipulation, provision, covenant or undertaking in this Agreement which is illegal, void, prohibited or unenforceable shall be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof.

18	SUCCESSORS BOUND

This Agreement shall be binding upon and ensured for the benefit of the respective heirs, personal representatives, successors-in-title and permitted assigns of the parties hereto.

19	COSTS

19.1	Each party shall bear its own solicitors’ costs but all costs and expenses including legal fees stamp duty, registration fees or other fees or charges payable on or incidental to the execution completion and registration, as the case may be, of this Agreement, the conveyance and transfer herein, and further the lodgement and removal of any private caveat enter by the Purchaser and/or the Purchaser’s Financier shall be borne by the Purchaser. The Purchaser shall also bear and pay any penalty for late registration or delay in the stamping of the Memorandum of Transfer.

19.2	All cost and expense in relation to or in connection with the redemption and discharge of charge of the Said Land shall be borne by the Vendor.

20	DUTY TO INFORM THE RELEVANT AUTHORITIES

The Purchaser and the Vendor shall where necessary inform all relevant authorities of the change of ownership of the Said Land upon the Completion of the sale and purchase herein.

21	INTERPRETATION

In this Agreement except where the context otherwise requires :-

(i)	words in the singular shall include the plural and words in the plural shall include the singular;

(ii)	the masculine gender shall include the feminine and neuter gender and vice versa;

(iii)	where two or more persons or parties are included in any expression, agreements covenants warranties terms stipulations and undertakings expressed to be made by or in favour of such persons or parties shall be deemed respectively to be made by and be binding on and enforceable by such persons jointly and severally; and

(iv)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, revisions or replacements of any of them.

(v)	When the Purchaser is a company, the provisions herein contained which are primarily and literally applicable to the case of natural persons shall be construed and take effect as if the Purchaser, as the case may be, were a natural person and shall bind all of its assigns and successors-in-title

--------------- §§ ---------------

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year above written.

Signed by the Vendor in the presence of:-

/s/ NG KIM BAN
NG KIM BAN

Huang Ing Ying
Advocate & Solicitor
Petaling Jaya

The Common Seal of the Purchaser(s) is hereunto affixed in the presence of :-

Director	Director

/s/ Lew Chee Hoong	/s/ Lim Yew Chean
NRIC No.***	NRIC No.***